Exhibit 99.2

Nationstar Announces $150 Million Share Repurchase Program

DALLAS--(BUSINESS WIRE)--December 17, 2015--Nationstar Mortgage Holdings Inc. (NYSE: NSM) (“Nationstar”) announced today that its Board of Directors has approved the repurchase of up to $150 million of the company's common stock through December 16, 2016.

"We are pleased that Nationstar's strong balance sheet and cash flow enable us to return value to shareholders through share repurchases, while continuing to invest in internal and external opportunities that will drive long-term growth," said Jay Bray, President and Chief Executive Officer. "The Board of Directors and senior management team believe that the company's shares are an attractive investment opportunity and repurchasing stock is a part of our disciplined approach to capital allocation."

The repurchase program allows the company to repurchase its common stock using open market stock purchases or privately negotiated transactions. The number of shares repurchased and the timing of repurchases will depend on a number of factors, including, but not limited to, share price, trading volume and general market conditions, along with working capital requirements, general business conditions and other factors. The stock repurchase program may be suspended, modified or discontinued at any time at Nationstar's discretion. The company intends to finance the share repurchase program through cash on hand.

The company had approximately 109.8 million shares of common stock outstanding as of September 30, 2015.

About Nationstar

Based in Dallas, Texas, Nationstar earns fees through the delivery of quality servicing, origination and transaction based services related principally to single-family residences throughout the United States. Additional corporate information is available on the Shareholders section of www.nationstarmtg.com.

Forward-Looking Statements

This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, related to the company's plans with respect to share repurchases, involving, among other things, uncertainties inherent in business and financial planning. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Nationstar. Risks and uncertainties include, but are not limited to, market conditions; the possibility that the repurchase program may be suspended or discontinued; economic factors, such as interest rate and currency exchange rate fluctuations; the ability of the company to successfully execute strategic plans; the impact of acquisitions and divestitures; and significant adverse litigation or government action. Certain of these risks and uncertainties are described in the "Business" and "Risk Factors" sections of our most recent annual report and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Nationstar undertakes no obligation to publicly update or revise any forward-looking statements or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

CONTACT:
Nationstar Mortgage Holdings Inc.
Robert Stiles, 972-316-5383